UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2011

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27122	94-2900635
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

5960 Inglewood Drive Pleasanton, CA	94588
(Address of principal executive offices)	(Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 25, 2011, Adept Technology, Inc. (“Adept”) entered into an Amendment No. 3 to Loan and Security Agreement (the “Third Amendment”) with Silicon Valley Bank (“SVB”) to amend the Loan and Security Agreement, dated May 1, 2009, as previously amended on June 15, 2010 and December 30, 2010 (collectively with the Third Amendment, the “Amended Loan Agreement”) for its revolving line of credit (the “Domestic Revolving Line”). Reference is made to the Forms 8-K filed by Adept on May 6, 2009, June 17, 2010 and January 5, 2011, and Adept’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q, for further discussion of the terms of the Domestic Revolving Line.

On March 25, 2011, Adept also entered into a Loan and Security Agreement (EX-IM Loan Facility) with SVB (the “EX-IM Loan Agreement”) and related agreements, pursuant to which SVB issued the Company a revolving line of credit guaranteed by the Export-Import Bank of the United States (the “EX-IM Revolving Line”). The EX-IM Loan Agreement expands Adept’s potential borrowing base by enabling advances against foreign accounts receivable.

The maximum aggregate borrowing availability under these revolving lines is now $10 million, an increase from the maximum $5 million previously available under the Domestic Revolving Line. Adept may borrow up to the lesser of $10 million or 80% of Adept's eligible domestic accounts receivable under the Domestic Revolving Line. Under the EX-IM Revolving Line, Adept may borrow up to the lesser of $8 million or the borrowing base calculated by applying specified advance rates to Adept’s eligible foreign accounts receivable and inventory destined for export from the United States.

All borrowings under the revolving lines will bear interest at the prime rate announced from time to time by SVB plus 1.75%. The Third Amendment also extends the maturity date on the Domestic Revolving Line to March 25, 2013. The maturity date on the EX-IM Revolving Line is March 24, 2012.

Adept must meet certain financial and other covenants during the terms of the revolving lines, some of which were modified pursuant to the Third Amendment. Under the revised financial covenants, Adept must maintain (a) liquidity (domestic cash plus up to $1.5 million of the available borrowing base under the Domestic Revolving Line) of at least $3.5 million, and (b) minimum aggregate, rolling three-month EBITDA (measured each month for that month plus the two preceding months) equal to or exceeding specified amounts (which are lower than the amounts applicable prior to the Third Amendment) for each month beginning March 2011. The Third Amendment also modifies the definition of adjusted EBITDA to permit an additional add-back of up to $1,000,000 of cash acquisition costs incurred by Adept through June 30, 2011, related to the acquisition of InMoTx, Inc. The rolling three-month EBITDA amounts in the Amended Loan Agreement are minimum amounts for financial covenant purposes only, and do not represent projections of Adept’s financial results. The definition of adjusted EBITDA in the Amended Loan Agreement differs from the calculation of adjusted EBITDA used by Adept for financial reporting purposes in earnings press releases, in that foreign exchange gains and losses, certain restructuring and acquisition-related charges and certain other cash and non-cash items are excluded from the calculation.

Adept and certain of its subsidiaries have granted SVB a security interest in substantially all of their respective assets to secure the obligations outstanding under the revolving lines. Adept paid a $50,000 facility fee and will pay certain bank expenses in connection with entry into the Third Amendment and the EX-IM Loan Agreement. Adept also agreed to pay a termination fee of 1% of the Domestic Revolving Line if the Domestic Revolving Line is terminated prior to its maturity date.

The foregoing description of the revolving lines is qualified in its entirety by reference to the full text of the Loan and Security Agreement, prior amendments and ancillary agreements attached as exhibits to Adept’s quarterly report on Form 10-Q filed May 12, 2009 and Forms 8-K filed June 17, 2010 and January 5, 2011, and to the full text of the Third Amendment, EX-IM Loan Agreement and related agreement attached hereto as exhibits.

The agreements related to the revolving lines contain representations, warranties and covenants made by Adept, which have been made solely for the benefit of SVB; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures made to SVB in connection with the negotiation of the agreements and not necessarily reflected therein; may apply standards of materiality in a way that is different from what may be material to investors; and were made only as of the date of the agreements or such other dates as may be specified therein and are subject to more recent developments. Investors are not third party beneficiaries under the loan agreements and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Adept.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:
Exhibit	Description
10.1	Amendment No. 3 to Loan and Security Agreement, dated as of March 25, 2011
10.2	Loan and Security Agreement (EX-IM Loan Facility), dated as of March 25, 2011
10.3	Borrower Agreement, dated as of March 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEPT TECHNOLOGY, INC.
Date: March 29, 2011	By: /s/ Lisa M. Cummins Lisa M. Cummins Vice President of Finance and Chief Financial Officer

Index to Exhibits
Exhibit	Description
10.1	Amendment No. 3 to Loan and Security Agreement, dated as of March 25, 2011
10.2	Loan and Security Agreement (EX-IM Loan Facility), dated as of March 25, 2011
10.3	Borrower Agreement, dated as of March 25, 2011